Exhibit 10.1
[●], 2024
Dear [●],
It is important to James River Group Holdings, Ltd. (“James River”) that members of senior management are incentivized and encouraged to continue their employment with us. To that end, we hope to be able to continue to rely upon the valuable contributions being made by you as a member of our senior leadership team.
As a further incentive in that regard, we are making available to you the opportunity to earn a cash retention award equal to [●] % of your annual base salary in effect as of March 1, 2024, payable on the following terms and subject to the following conditions:
1.An initial lump sum retention payment in the gross amount of $[●] to be paid on or immediately prior to December 31, 2024.
2.A second lump sum retention payment equal in amount to the initial lump sum retention payment to be paid on or immediately prior to June 30, 2025.
3.Both retention payments will be subject to applicable tax and other legal withholding obligations. The retention payments will not be considered in determining the amount of any other bonus, incentive, retirement, or benefit that you are entitled to or eligible for, unless required by applicable law.
4.Each retention payment is subject to you being continuously employed hereafter, and in good standing, by James River or one of its wholly-owned affiliates (as applicable, the “Company”) on the applicable pay date, unless (i) you are involuntarily terminated without “cause”1, by the Company or (ii) you experience a termination of employment due to death or “disability,” in any such event prior to the applicable pay date(s), in which case, any retention payment(s) not otherwise payable to you due to any such termination of employment will be paid to you in a lump sum on the next regular pay date that is at least ten (10) business days following the effective date of your qualifying termination of employment.
1 For purposes of this retention letter, the terms “cause” and “disability” will have the same meanings given to those terms or any similar terms in your employment agreement with the Company in effect on the date of this retention letter; however, if there is no such employment agreement or such employment agreement does not define the term(s), then the term(s) not defined will have the meanings ascribed to them under the James River Group Holdings, Ltd. 2014 Long-Term Incentive Plan (“LTIP”) in effect on the date of this retention letter.

5.Notwithstanding the immediately foregoing bullet, in the event of a change in control2 of James River, each of the initial lump sum retention payment and the second lump sum retention payment shall, to the extent not previously paid to you, be accelerated and paid to you on the effective date of the event constituting the change in control.
6.No retention payment will become payable due to the occurrence of any other earlier event, including, but not limited to, your retirement or the occurrence of your ceasing to be affiliated with James River as a result of a change in control of a segment (i.e. James River’s subsidiaries engaged in the excess and surplus lines business or specialty admitted insurance business), a sale of all or substantially all of the assets of a segment, a restructuring, a reorganization, or any similar event other than a change in control that, in each case, is not accompanied by an involuntary termination without cause by James River of your employment.
7.You must keep the substance and terms of this retention letter strictly confidential and are not to disclose its existence or contents (whether orally or in writing) to anyone except: (i) your immediate family, attorneys, and/or tax advisors, but only upon their agreement to keep such information confidential; (ii) government taxing authorities; or (iii) as required by law. Any failure to preserve the confidentiality of the retention letter on your part may result in the forfeiture of any outstanding retention payment opportunity and any earned, but unpaid, retention payment, as determined by the Company in its discretion.
8.Neither this retention letter nor the retention opportunity represented by it constitute a contract of employment or a guarantee that you will be employed by the Company or any of its affiliates for any future period of time.
9.Each retention payment earned will be payable solely from the general assets of the Company. Your right to payment of any retention payment will be solely as an unsecured general creditor of the Company.
10.This opportunity is in addition to the current and any future compensation programs of the Company for which you are eligible.
11.The compensation arrangement described in this retention letter is designed to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 and is to be interpreted in a manner consistent with that intent. Nevertheless, the Company makes no representation that either of the payments contemplated by this retention letter will be treated as exempt from Section 409A by governmental authorities.
2 The term “change in control” for purposes of this retention letter means a “Change in Control” as defined in the LTIP.

Again, we appreciate the value that you bring to the James River senior leadership team and look forward to our continued partnership. Congratulations on receiving this opportunity!
Best regards,
Frank N. D’Orazio
Chief Executive Officer
James River Group Holdings, Ltd.

ACKNOWLEDGED, ACCEPTED, AND AGREED TO BY:

[Executive Name]	Date

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